Exhibit 99.1

NATURE’S SUNSHINE PRODUCTS AUTHORIZES
NEW 1,000,000-COMMON SHARE REPURCHASE PLAN

PROVO, UTAH, March 19, 2003 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, announced today that its Board of Directors authorized a new common share repurchase plan for up to 1,000,000 additional shares of the Company’s common stock.

The Company also reported that it had completed the repurchase of 1,000,000 common shares authorized in September 2002 at an average purchase price of $9.98 per share.  Over the past three and a half years, Nature’s Sunshine has repurchased approximately 3,000,000 shares of its common stock in the open market.  There are approximately 14,800,000 common shares outstanding.

The Company approved the buyback plan because the Board of Directors believes the stock is undervalued and is an attractive investment.  The stock will be purchased in the open market and will be used for general corporate purposes.

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Brazil, Mexico, Venezuela, Japan, Canada, Colombia, the United Kingdom and Ireland, Peru, Central America, Ecuador and Israel.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Malaysia, Norway and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder Hirschhorn Silver & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com